EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHAMPION Communication Services, Inc. - Announces First Quarter Results The Woodlands, Texas, May 17, 2005 - CHAMPION Communication Services, Inc. (the "Company") (TSX Venture Exchange Symbol: CHP and U.S. Over the Counter Bulletin Board Symbol: CCMS.OB) announced today unaudited financial results for the first quarter ended March 31, 2005. All amounts are in U.S. dollars.

The Company reported revenues of $405,000 for the first quarter ended March 31, 2005 compared to $463,000 for the quarter ended March 31, 2004. The loss of revenue is a result of continued churn (the activity of subscriber units added and lost) experienced in the domestic operations.

Cost and expenses decreased $90,000 for the first quarter 2005 from the first quarter 2004. This decrease in dispatch expenses reflects tower rent reductions achieved by renegotiations and consolidations and other cost reductions related to the reduction in customers.

Depreciation and amortization for the quarter ended March 31, 2005 was $62,000, compared to $115,000 for the quarter ended March 31, 2004. Amortization decreased due to licenses becoming fully amortized and the discontinued amortization of the SkyLink(TM) firmware.

General and administrative expenses decreased $338,000 for the three months ended March 31, 2005 as compared with the three months ended March 31, 2004, the result of discontinuing direct equipment sales, reductions in expenses and the CEO forgoing salary in lieu of a success-based commission agreement.

The net loss was $246,000, or $(0.06) per share, for the quarter ended March 31, 2005, compared to a net loss of $604,000, or $(0.15) per share, for the quarter ended March 31, 2004. Reduced revenues netted with the expense reductions achieved resulted in the decreased net loss for the first quarter 2005 as compared with 2004.

At the end of 2004 the Company executed an agreement to sell its operations in Florida, Illinois and Indiana, effective January 1, 2005, subject to all required FCC consents. All consents were granted and the transaction closed in April 2005, resulting in a net gain to the Company of approximately $1,200,000.

CHAMPION is a publicly  owned company  which trades on the TSX Venture  Exchange
(CHP) and U.S. Over the Counter Bulletin Board (CCMS.OB) and is a leader in wireless UHF trunked two-way communications.

As of May 2, 2005 there were 4,587,418 shares of the Company's common stock, $0.01 par value outstanding.

For further information contact:
Mr. Albert F. Richmond, Chief Executive Officer

Telephone:    1-800-614-6500
Fax:          1-281-364-1603

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Please note that this press release contains forward-looking  statements,  which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested license transfers; fluctuations in the Company's tower rental expenses; inventory and loan balances; competition; acquisition and expansion risk; liquidity and capital requirements; government regulation; the Company's ability to acquire and sell spectrum; and other factors listed from time to time in the Company's SEC reports.